CONSENT OF SEWELL AND COMPANY, PA.


Securities and Exchange Commission

RE: Photovoltaics. Com, Inc.

     We hereby consent to incorporation by reference in Registration Statement of Photovoltaics.Com, Inc on Form S-8 filed with the Securities and Exchange Commission of our report dated December 14, 1999 relating to the financial statements of Photovoltaics. Com, Inc. for the period March 10, 1999 (Date of Inception) to October 30, 1999 on Form 10-SB of Photovoltaics. Com, Inc. in their filings with the Securities and Exchange Commission.
/s/Thomas E. Sewell

SEWELL AND COMPANY, P.A.

Hollywood, Florida
August 29, 2000